Exhibit 99.1

GM Reports Preliminary Fourth Quarter and

Calendar Year 2008 Financial Results

Results reflect global economic crisis and industry-wide collapse in vehicle demand

Fourth quarter adjusted net loss of $5.9 billion, reported net loss of $9.6 billion

2008 adjusted net loss of $16.8 billion, reported net loss of $30.9 billion

Structural cost improvement in North America of $3.0 billion in 2008

	Calendar Year
	2008	2007*	’08 O/(U) ’07
Revenue (bils.):	$149	$180	$(31)
Adjusted automotive earnings before tax (bils.):	$(10.4)	$0.6	$(11.0)
Reported automotive earnings before tax (bils.):	$(16.3)	$(1.9)	$(14.4)
Adjusted net income (bils.):	$(16.8)	$(0.3)	$(16.5)
Reported net income (bils.):	$(30.9)	$(43.3)	$12.4
Reported earnings per share (diluted):	$(53.32)	$(76.52)	$23.20
Adjusted operating cash flow (bils):	$(19.2)	$(2.4)	$(16.8)

* 2007 figures reflect continuing operations

DETROIT – General Motors Corp. (NYSE: GM) today announced its fourth quarter and calendar year 2008 financial results, which were affected by the dramatic deterioration in global economic and market conditions during the year, declining consumer confidence and a 50-year low in per-capita auto sales in the United States.

For the 2008 calendar year, GM reported an adjusted net loss, excluding special items, of $16.8 billion, or $29.00 per diluted share. This compares to an adjusted net loss of $279 million, or $0.49 per diluted share in 2007. The 2008 results were driven by the impact of the U.S. recession and subsequent global contagion. Including special items, the company reported a loss of $30.9 billion, or $53.32 per diluted share, compared to a reported loss of $43.3 billion, or $76.52 per diluted share in 2007, which included a non-cash special charge of $38.3 billion in the third quarter related to the valuation allowance against deferred tax assets.

“2008 was an extremely difficult year for the U.S. and global auto markets, especially the second half,” Chairman and CEO Rick Wagoner said. “These conditions created a very challenging environment for GM and other automakers, and led us to take further aggressive and difficult measures to restructure our business.

“We expect these challenging conditions will continue through 2009, and so we are accelerating our restructuring actions. At the same time, we are continuing our commitment to exciting, fuel-efficient cars and trucks, and the leadership in advanced propulsion technology.”

GM total revenue in 2008 was $149 billion, compared with $180 billion in 2007. GM’s core automotive business generated revenue of $148 billion in 2008, down from $178 billion in 2007. The revenue decline was predominantly due to the precipitous drop in sales amid record low consumer confidence in the U.S. and sharply lower sales across all of GM’s operating regions due to economic turmoil in the global markets. Global industry sales in 2008 were down 5 percent, or 3.6 million vehicles, versus 2007 levels, and U.S. industry sales fell by 18 percent, or nearly 3 million units.

	Fourth Quarter
	2008	2007*	’08 O/(U) ’07
Revenue (bils.):	$30.8	$46.8	$(16.0)
Adjusted automotive earnings before tax (bils.):	$(4.0)	$(0.8)	$(3.2)
Reported automotive earnings before tax (bils.):	$(6.4)	$(1.2)	$(5.2)
Adjusted net income (bils.):	$(5.9)	$0.05	$(5.9)
Reported net income (bils.):	$(9.6)	$(1.5)	$(8.1)
Reported earnings per share (diluted):	$(15.71)	$(2.70)	$(13.01)
Adjusted operating cash flow (bils):	$(5.2)	$(1.3)	$(3.9)

* 2007 figures reflect continuing operations

In the fourth quarter 2008, GM posted an adjusted net loss of $5.9 billion or $9.65 per diluted share, compared to adjusted net income of $46 million, or $0.08 per diluted share in the year-ago period. Including special items, the company reported a net loss of $9.6 billion, or $15.71 per diluted share in the fourth quarter 2008, compared to a net loss of $1.5 billion, or $2.70 per diluted share in the year-ago period.

The fourth quarter 2008 results reflect special items totaling $3.7 billion. Special charges include:

•	$1.1 billion impairment charge primarily relating to actions being taken regarding the Hummer and Saab brands

•	$1.0 billion charge relating to adjustments to the value of deferred tax assets in various countries outside of the U.S.

•	$900 million of restructuring and capacity-related costs

•	$660 million increase to the Delphi reserve relating to the valuation of future pension obligations

•	$610 million of gross goodwill impairments in Europe and North America

•	$533 million net gain relating to GM’s portion of the GMAC bond exchange gain, net of an impairment taken on GM’s holdings in GMAC

Details on all special items are included in the “Highlights” section of this news release.

Effective Oct. 1, 2008, GM discontinued the use of hedge accounting treatment, on a prospective basis, to comply with SFAS 133. This resulted in a positive net effect on fourth quarter earnings of $436 million.

In accordance with SFAS 157, GM incorporates its credit risk when measuring the fair value of its derivative liabilities. As a result of GM’s increasing credit risk, the fair value of its derivative liabilities declined in the fourth quarter, resulting in a net gain of $1.4 billion.

GM reported revenue of $30.8 billion in the fourth quarter 2008, down from $46.8 billion in the fourth quarter 2007. Revenue from automotive operations totaled $30.6 billion in the quarter, compared to $46.5 billion from the prior year, largely driven by the sharp decline in global industry volume.

GM reports its automotive operations and regional results on a pre-tax basis, with taxes reported on a total corporate basis.

GM Automotive Operations

GM’s global automotive operations posted an adjusted loss before tax of $10.4 billion in 2008 (reported loss of $16.3 billion), compared to adjusted income before tax of $553 million in 2007 (reported loss of $1.9 billion). In the fourth quarter 2008, GM’s automotive operations had an adjusted loss before tax of $4.0 billion (reported loss of $6.4 billion), compared to an adjusted loss before tax of $803 million in the year-ago quarter (reported loss of $1.2 billion).

GM 2008 worldwide sales were 8.35 million vehicles, down 11 percent, or 1.01 million vehicles, driven by the industry-wide contraction in global vehicle sales. In 2008, 5.38 million vehicles, or 64 percent of GM’s global sales, were outside of the U.S., up from 59 percent a year ago. GM’s Asia Pacific (GMAP) and Latin America, Africa and Middle East (GMLAAM) regions each grew sales volume by nearly 3 percent, and more than 2 million vehicles were sold in Europe for the third consecutive year. Despite softer industry sales, GM continues to lead in emerging markets, posting market share growth in 14 of 26 of the emerging markets.

GMNA

	Fourth Quarter
	2008	2007	’08 O/(U) ’07
Revenue (bils.)	$19.3	$28.1	$(8.8)
Adjusted earnings before tax (bils.)	$(2.1)	$(1.1)	$(1.0)
Reported earnings before tax (bils.)	$(3.5)	$(1.3)	$(2.2)
GM market share	21.0%	22.7%	(1.7	)p.p.

GM North America (GMNA) posted an adjusted loss before tax of $2.1 billion in the fourth quarter 2008 (reported loss of $3.5 billion), compared to an adjusted loss before tax of $1.1 billion in the fourth quarter 2007 (reported loss of $1.3 billion). These results were impacted by significant declines in U.S. industry volume, leased vehicle residual adjustments, increased incentives and unfavorable product mix, partially offset by favorable cost performance, SFAS 157 adjustments and foreign exchange. For 2008, GMNA posted an adjusted loss before tax of $9.4 billion (reported loss of $14.1 billion), compared to an adjusted loss before tax of $1.5 billion in the year-ago period, excluding special items (reported loss of $3.3 billion).

As a result of GM’s ongoing restructuring initiatives to adapt to current economic conditions, significant actions have been taken to reduce its structural cost. In North America, GM reduced structural cost from $33.8 billion to $30.8 billion, or $3.0 billion, during 2008.

GME

	Fourth Quarter
	2008	2007	’08 O/(U) ’07
Revenue (bils.)	$6.4	$10.7	$(4.3)
Adjusted earnings before tax (mils.)	$(956)	$(215)	$(741)
Reported earnings before tax (mils.)	$(1,890)	$(445)	$(1,445)
GM market share	9.1%	9.2%	(0.1	)p.p.

For the fourth quarter 2008, GM Europe (GME) posted an adjusted loss before tax of $956 million (reported loss of $1.9 billion) versus an adjusted loss before tax of $215 million in the year-ago period (reported loss of $445 million). The decline in fourth quarter earnings was largely attributable to the lower industry volume across the region, unfavorable model mix and unfavorable foreign exchange and commodity hedging, partially offset by strong cost performance. For 2008, GME posted an adjusted loss before tax of $1.6 billion (reported loss of $2.8 billion), compared to adjusted income before tax of $55 million in the year-ago period, excluding special items (reported loss of $524 million).

GMLAAM

	Fourth Quarter
	2008	2007	’08 O/(U) ’07
Revenue (bils.)	$4.7	$6.0	$(1.3)
Adjusted earnings before tax (mils.)	$(154)	$424	$(578)
Reported earnings before tax (mils.)	$(181)	$424	$(605)
GM market share	16.2%	17.3%	(1.1	)p.p.

In the fourth quarter, GMLAAM posted an adjusted loss before tax of $154 million (reported loss of $181 million), down from adjusted income of $424 million in the fourth quarter of 2007 (reported income of $424 million). Fourth quarter results were impacted by lower industry volume in Brazil, Venezuela and other key markets, and unfavorable foreign exchange, offset by favorable model mix and pricing. For the year, GMLAAM posted adjusted earnings before tax of $1.3 billion (reported income of $1.3 billion), which was comparable to 2007 adjusted earnings of $1.3 billion (reported income of $1.3 billion). Despite a slowdown in the fourth quarter, GMLAAM achieved record revenue of $20.3 billion and sales volume of almost 1.3 million vehicles for the calendar year.

GMAP

	Fourth Quarter
	2008	2007	’08 O/(U) ’07
Revenue (bils.)	$2.6	$5.3	$(2.7)
Adjusted earnings before tax (mils.)	$(879)	$72	$(951)
Reported earnings before tax (mils.)	$(917)	$72	$(989)
GM market share	7.2%	7.3%	(0.1	)p.p.

GMAP posted an adjusted loss before tax of $879 million for the fourth quarter (reported loss of $917 million), compared to adjusted income of $72 million in the year-ago period (reported income of $72 million). GMAP fourth quarter earnings were impacted by lower industry volume, unfavorable pricing, unfavorable foreign exchange and commodity hedging, partially offset by favorable model and mix and continued favorable cost performance. For the year, GMAP posted an adjusted loss before tax of $664 million (reported loss of $800 million) compared to adjusted income of $744 million (reported income of $681 million) for 2007.

GMAC

In the fourth quarter, GMAC Financial Services (GMAC) reported net income of $7.5 billion, driven largely by the company’s December bond exchange, compared to a net loss of $724 million in the fourth quarter of 2007. Excluding the $11.4 billion gain on its bond exchange, GMAC’s results in the fourth quarter reflected a net loss of $4.0 billion, driven primarily by losses in North America automotive finance and continued losses at Residential Capital, LLC (ResCap). GMAC reported net income of $1.9 billion in 2008, compared with a net loss of $2.3 billion in 2007.

GM realized an adjusted loss of $4.7 billion attributable to GMAC, as a result of its 49 percent equity interest for the year, and an adjusted loss of $1.9 billion for the fourth quarter. This excludes a fourth quarter net gain of $533 million related to GM’s portion of GMAC’s bond exchange gain that was largely offset by an impairment of GM’s investment in GMAC.

Cash and Liquidity

Cash, marketable securities and readily available assets of the Voluntary Employees Beneficiary Association (VEBA) trust totaled $14.0 billion as of Dec. 31, 2008, down from $27.3 billion on Dec. 31, 2007. GM had adjusted automotive operating cash flow of negative $5.2 billion in the fourth quarter, and ended the 2008 calendar year with adjusted automotive operating cash flow of negative $19.2 billion, largely due to lower volume across GM’s global operations and negative working capital.

On Dec. 31, 2008, GM entered into a loan agreement with the U.S. Department of Treasury (UST) for funding of $13.4 billion, payable in three tranches. The initial installment of $4.0 billion was provided to GM on Dec. 31, 2008, followed by subsequent installments of $5.4 billion and $4.0 billion on Jan. 21, 2009 and Feb. 17, 2009, respectively.

In accordance with the terms of the loan, GM submitted to the UST on Feb. 17, 2009 a comprehensive global restructuring plan that demonstrates GM’s long-term viability. GM is working with its key stakeholders as the company implements the actions outlined in the plan, to create a revitalized, more cost competitive company, dedicated to developing world-class vehicles and leading advanced propulsion technologies.

As a result of year-end measurements of GM’s net pension obligations, it was determined that the U.S. hourly and salaried qualified pension plans are currently underfunded, on a combined basis, by approximately $12.4 billion. Several factors contributed to the underfunded status, including service and interest costs; lower asset returns; lower discount rates; changes in actuarial assumptions; various hourly initiatives including the UAW special attrition program, VEBA agreement, Delphi pension transfer and IUE contract; and salaried initiatives including the pension benefit changes relating to the elimination of post-65 retiree healthcare and the salaried retirement program. While no additional pension contributions are anticipated over the next three years, the funded status of the pension plan is subject to a number of variables. GM will continue to analyze its pension funding strategies going forward.

GM intends to take advantage of the extension of the time required to file its 2008 10-K, which the SEC rules allow by filing Form 12b-25. This provides GM with up to 15 additional days in which to file its 2008 10-K, without being considered “late” by the SEC. The company believes this is a prudent step to take at this critical time as it allows more time for thorough review of the extensive financial and other disclosures regarding the events that occurred at year-end 2008 and during early 2009. Additionally, as a result of the bond exchange, GM’s 2008 10-K will contain information regarding executive compensation, which would not normally be disclosed until the proxy statement is issued for GM’s annual stockholder meeting.

Finally, GM anticipates receiving a “going concern” opinion from its auditors in the 2008 10-K. GM and its auditors must determine whether there is substantial doubt about GM’s ability to continue as a going concern. GM’s Viability Plan filed with the UST on Feb. 17, 2009, included a request for additional funding from the UST, as well as support from other governments outside of the U.S. GM requires this funding in 2009 to continue operations until global automotive sales recover and its restructuring actions generate benefits, resulting in the company being able to fund its own operating requirements.

# # #

Contacts:

Reneé Rashid-Merem

Phone: 313-665-3128

Cell: 313-701-8560

Email: renee.rashid-merem@gm.com

Randy Arickx

Phone: 313-667-0006

Cell: 313-268-7070

Email: randy.c.arickx@gm.com

About GM

General Motors Corp. (NYSE: GM), one of the world’s largest automakers, was founded in 1908, and today manufactures cars and trucks in 34 countries. With its global headquarters in Detroit, GM employs 244,500 people in every major region of the world, and sells and services vehicles in some 140 countries. In 2008, GM sold 8.35 million cars and trucks globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Hummer, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s largest national market is the U.S., followed by China, Brazil, the United Kingdom, Canada, Russia and Germany. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.

Forward-Looking Statements

In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “ensure,” “promote,” “target,” “believe,” “improve,” “intend,” “enable,” “continue,” “will,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to comply with the requirements of our credit agreement with the U.S. Treasury; the availability of funding for future loans under that credit agreement; our ability to execute the restructuring plans that we have disclosed, our ability to maintain adequate liquidity and financing sources and an appropriate level of debt; and changes in general economic conditions, market acceptance of our products; shortages of and price volatility for fuel; significant changes in the competitive environment and the effect of competition on our markets, including on our pricing policies, financing sources and an appropriate level of debt; and changes in general economic conditions.

General Motors Corporation

Use of Non-GAAP Financial Measures

This press release, the accompanying tables and the charts for securities analysts include the following financial measures, which are not prepared in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP): (1) adjusted net income; (2) adjusted earnings before tax; (3) managerial cash flow; and (4) GM North America vehicle revenue per unit. Each of these financial measures is therefore considered a non-GAAP financial measure. This press release and the charts for securities analysts also contain a reconciliation of each non-GAAP financial measure to its most comparable GAAP financial measure. Certain prior period amounts have been reclassified in the consolidated statements of operations and related summaries to conform to the current period presentation.

Management believes these non-GAAP financial measures provide meaningful supplemental information regarding GM’s operating results because they exclude amounts that GM management does not consider part of operating results when assessing and measuring the operational and financial performance of the organization. In addition, GM has historically reported similar non-GAAP financial measures and believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past earnings releases. GM management believes these measures allow it to readily view operating trends, perform analytical comparisons, benchmark performance among geographic regions and assess whether the GM North American structural cost turnaround plan is on target. Also, GM management uses adjusted net income and adjusted earnings before tax for forecasting purposes and in determining future capital investment allocations. Accordingly, GM believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While GM believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. Costs such as the special attrition programs and restructuring charges that are excluded from GM’s non-GAAP financial measures can have a material effect on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations, or other measures of performance or liquidity prepared in accordance with GAAP. GM compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

Adjusted Net Income and Adjusted Earnings Before Tax

Adjusted net income excludes charges for certain tax related items, gains and losses on the sale of business units and business interests, charges associated with accounting changes, restructuring, plant closure and impairment charges, charges associated with Delphi Corporation (Delphi), special attrition program charges, and other gains and losses which management excludes when assessing the internal performance of the organization.

Adjusted earnings before tax begins with adjusted net income and is adjusted to remove any remaining tax expense or benefit.

General Motors Corporation

Use of Non-GAAP Financial Measures (Continued)

Managerial Cash Flow

GM reports non-GAAP managerial automotive operating cash flow in its earnings releases and charts for securities analysts. Management believes that providing managerial automotive operating cash flow furnishes it and investors with useful information by representing the cash flow generated or consumed by its automotive operations, including cash consumed by automotive capital expenditures and equity investments in companies related to GM’s core business and cash generated by sales of automotive operating assets and equity investments in companies related to GM’s core business, before funding non-operating-related obligations including debt maturities, dividends and other non-operating items. Management uses this non-GAAP financial measure to assess its automotive cash flow when evaluating the performance of GM, its business units and its management teams and when making decisions to allocate resources among GM’s business units.

General Motors Corporation

List of Special Items

2008

(Dollars in millions except per share amounts)

(Unaudited)

	Fourth Quarter 2008		Year Ended 2008
	Earnings	EPS	Earnings	EPS
REPORTED
Net Loss – Basic and Diluted *	$(9,596)	$(15.71)	$(30,860)	$(53.32)

ADJUSTMENTS
Pre-Tax Adjustments:
Goodwill impairments (A)	$610		$610
Asset impairments (B)	974		974
Charges (income) related to investment in GMAC LLC (C)	(533)		2,504
Delphi (D)	660		4,797
Restructuring and 2008 Special Attrition Programs (E)	900		6,463
UAW VEBA curtailment gain (F)	—		(4,901)
Salaried post-65 healthcare settlement (G)	—		1,704
Canadian Auto Workers labor contract (H)	—		340
American Axle (I)	—		197
Gain on sales of investments (J)	—		(98)

	2,611		12,590

Tax related:
Valuation allowance on net deferred tax assets (K)	1,056		1,450

Equity Income/Minority Interest:
Equity investment impairments (L)	83		83
Minority interest effects (M)	(49)		(49)

	34		34

Total Adjustments	$3,701	$6.06	$14,074	$24.32

ADJUSTED
Adjusted Loss – Basic and Diluted *	$(5,895)	$(9.65)	$(16,786)	$(29.00)

*	See average shares outstanding on page 16.

General Motors Corporation

List of Special Items

2008

(Unaudited)

(A)	Fourth quarter and year to date charges of $610 million were recorded for goodwill impairments as follows: $154 million related to GMNA and $456 million related to GME.
(B)	Fourth quarter charges of $974 million were recorded for asset impairments as follows: GMNA, $412 million; GME, $497 million; LAAM, $27 million; and GMAP, $38 million.
(C)	Fourth quarter income of $5.6 billion representing our proportionate share of GMAC’s bond extinguishment gain recorded related to its debt tender offer partially offset by impairment charges of $5.1 billion related to our investment in GMAC Common Membership Interests. Year to date impairment charges of $8.1 billion related to GM’s investment in GMAC’s Common and Preferred Membership Interests partially offset by the $5.6 billion bond extinguishment gain.
(D)	Fourth quarter charges of $660 million and year to date charges of $4.8 billion were recorded for increased liabilities under the Delphi-GM Settlement Agreements, primarily due to expectations of increased obligations and lower estimates of the expected amount of recoveries associated with the Delphi Benefit Guarantee Agreements.
(E)	Relates to various restructuring initiatives and the 2008 Special Attrition Programs. Charges recorded by region are as follows:

GMNA: Fourth quarter charges of $757 million and year to date charges of $6.0 billion were recorded in GMNA for additional wage and benefit costs related to announced capacity actions, plant idlings in the U.S. and Canada, Salaried Window Program and IUE-CWA pension related items. Year to date charges of $3.5 billion were recorded for pre-retirement and retirement pension and benefit incentives and cash buyouts for employees leaving under the 2008 Special Attrition Programs.

GME: Fourth quarter charges of $33 million and year to date charges of $264 million were recorded for separation programs, primarily in Belgium, France, Germany and the United Kingdom.

GMAP: Year to date charges of $98 million were recorded for separation programs at GM Holden, Ltd.

Corporate and Other: Fourth quarter and year to date charges of $110 million were recorded for additional wage and benefit costs related to the Salaried Window Program and IUE-CWA pension related items.

(F)	Year to date gain of $4.9 billion for the accelerated recognition of unamortized net prior service credits due to the Settlement Agreement for the UAW hourly medical plan becoming effective in 2008.
(G)	Settlement loss of $1.7 billion associated with the elimination of healthcare coverage for U.S. salaried retirees over age 65 beginning January 1, 2009. The settlement loss was recorded for participants over age 65 at January 1, 2009 and considers the cost of the increased pension benefit provided to those affected participants to help offset the cost of Medicare and supplemental coverage.
(H)	Year to date loss of $340 million due to a change in the estimate of the amortization period for pension prior service costs related to the hourly defined benefit pension plan in Canada. In conjunction with the 2008 Canadian Auto Workers (CAW) labor agreement, it was determined that the three year contractual life of the labor agreement is a better reflection of the period of future economic benefit for the collectively bargained hourly pension plans.
(I)	Year to date charge of $197 million due to GM’s agreement to provide upfront support to American Axle to end the work stoppage that affected approximately 30 GM plants in North America. GM’s support partially funds American Axle’s costs associated with UAW employee buyouts, early retirements and buydowns.

General Motors Corporation

List of Special Items

2007

(J)	First quarter gain of $50 million on the sale of GM’s common equity interest in Electro-Motive Diesel, Inc. and a third quarter gain of $48 million on the sale of GM’s Oklahoma City facility.
(K)	Fourth quarter and year to date charges of $1.1 billion and $1.5 billion, respectively, for valuation allowances on GM’s net deferred tax assets. Year to date charge primarily related to GMDAT ($283 million), Spain ($261 million), Australia ($178 million), and the United Kingdom ($133 million).
(L)	Fourth quarter and year to date charges of $83 million primarily related to impairments on GM’s equity investments in New United Motor Manufacturing, Inc. and CAMI Automotive Inc.
(M)	Fourth quarter and year to date gain of $49 million resulting from the minority interest holder’s portion of pre-tax adjustments and valuation allowances.

General Motors Corporation

List of Special Items

2007

(Dollars in millions except per share amounts)

(Unaudited)

	Fourth Quarter 2007		Year Ended 2007
	Earnings	EPS	Earnings	EPS
REPORTED
Loss from continuing operations	$(1,527)	$(2.70)	$(43,297)	$(76.52)
Income from discontinued operations	—	—	256	0.45
Gain on sale of discontinued operations	805	1.42	4,309	7.62

Net Loss – Basic and Diluted*	$(722)	$(1.28)	$(38,732)	$(68.45)

ADJUSTMENTS
Pre-Tax Adjustments:
Delphi (A)	$1,174		$2,099
Restructuring/Special attrition program (B)	290		918
Product specific asset impairments (C)	169		277
Plant closures (D)	(43)		(90)
Pension prior service cost (E)	—		1,561

	1,590		4,765

Tax Related Adjustments:
Valuation allowance on deferred tax assets and associated tax items (F)	—		38,300
Income tax effect of pre-tax adjustments	(17)		(47)

	(17)		38,253

Total Continuing Operations Adjustments	1,573	2.78	43,018	76.03
Gain on sale of discontinued operations (G)	(805)	(1.42)	(4,309)	(7.62)

Total Adjustments	$768	$1.36	$38,709	$68.41

ADJUSTED
Income from continuing operations	$46	$0.08	$(279)	$(0.49)
Income from discontinued operations	—	—	256	0.45

Adjusted Income – Basic and Diluted*	$46	$0.08	$(23)	$(0.04)

*	See average shares outstanding on page 16.

General Motors Corporation

List of Special Items

2007

(Unaudited)

(A)	GM, Delphi and the UAW entered into a Memorandum of Understanding (MOU) in June 2007. GM recorded fourth quarter charges of $1.2 billion and year to date charges of $2.1 billion to increase GM’s estimated liability under the Delphi Benefit Guarantee Agreements and to establish liabilities for certain commitments in connection with the Delphi reorganization plan outlined in the MOU.
(B)	Relates to various restructuring initiatives and the 2006 Special Attrition Program. Charges recorded by region are as follows:

GMNA: Fourth quarter charges of $61 million and year to date charges of $278 million were recorded for plant closing reserve adjustments. Additionally, favorable curtailment adjustments of $1 million were recorded during the quarter and reserve adjustments of $11 million for the year were recorded under the Special Attrition Program.

GME: Fourth quarter charges of $230 million and year to date charges of $579 million were recorded for separation programs primarily in Belgium, Germany and Sweden.

GMAP: Year to date charges of $50 million were recognized relating to separation programs at Australian facilities.

(C)	Fourth quarter charges of $169 million and year to date charges of $277 million related to product specific asset impairments are as follows:

GMNA: Fourth quarter and year to date charges of $169 million and $264 million recorded.

GMAP: Year to date charges of $13 million recorded.

(D)	Relates to curtailment gains and favorable reserve adjustments at GMNA related to the closure of two former component plants.
(E)	Relates to a change in the estimate of the amortization period for pension prior service cost for certain of our employee benefit plans. In conjunction with entering into the 2007 UAW/GM labor contract, GM determined that the four year term of the labor contract better reflects the period of future economic benefit received from plan amendments to U.S. hourly pension plans. Concurrently, GM evaluated the remaining economic benefit related to the unamortized prior service cost remaining from prior labor contracts and determined the future economic benefit for those amounts that remained at the end of the third quarter of 2007 did not extend beyond the third quarter. Accordingly, during the third quarter 2007, GM recorded a charge of $1.3 billion in GMNA and $0.3 billion in Corporate and Other to expense the remaining portion of unamortized prior service cost from the plan amendments entered into as part of the 1999 and 2003 labor contracts.
(F)	Relates to a net charge during the third quarter of 2007 for a valuation allowance on certain deferred tax assets and associated tax items in the U.S., Canada and Germany. The net charge includes the valuation allowance of $39 billion, which is offset by an adjustment of $0.7 billion relating to tax benefits recorded at loss entities through the third quarter of 2007. Additionally, the allowance includes a $0.5 billion charge associated with a reduction in the value of deferred tax assets due to a reduction in the statutory corporate income tax and trade tax rates in Germany.
(G)	Relates to the gain on the sale of the commercial and military operations of our Allison Transmission business, which was completed in August 2007 and recorded as discontinued operations. The $805 million net gain during the fourth quarter includes a $830 million re-allocation of GM’s total year-to-date income tax expense between continuing operations, discontinued operations and other comprehensive income, as required under U.S. GAAP (SFAS 109). Additionally, $25 million in post-closing adjustments were determined and recorded during the fourth quarter.

General Motors Corporation

Summary Corporate Financial Results

(Dollars in millions except per share amounts)

(Unaudited)

	Fourth Quarter		Year to Date
	2008	2007	2008	2007
REPORTED
Total net sales and revenue	$30,778	$46,804	$148,979	$179,984
Income (loss) from continuing operations	$(9,596)	$(1,527)	$(30,860)	$(43,297)
Income from discontinued operations	$—	$—	$—	$256
Net income (loss)	$(9,596)	$(722)	$(30,860)	$(38,732)
Net margin from continuing operations *	(31.2)%	(3.3)%	(20.7)%	(24.1)%

Earnings (loss) per share – basic and diluted
Continuing operations	$(15.71)	$(2.70)	$(53.32)	$(76.52)
Income from discontinued operations	—	1.42	—	8.07

Net income (loss)	$(15.71)	$(1.28)	$(53.32)	$(68.45)

ADJUSTED
Total net sales and revenue	$30,778	$46,804	$148,979	$179,984
Income (loss) from continuing operations	$(5,895)	$46	$(16,786)	$(279)
Income from discontinued operations	$—	$—	$—	$256
Net income (loss)	$(5,895)	$46	$(16,786)	$(23)
Net margin from continuing operations *	(19.2)%	0.1%	(11.3)%	(0.2)%

Earnings (loss) per share – basic and diluted
Income (loss) from continuing operations	$(9.65)	$0.08	$(29.00)	$(0.49)
Income from discontinued operations	—	—	—	0.45

Net income (loss)	$(9.65)	$0.08	$(29.00)	$(0.04)

See reconciliation of adjusted financial results on pages 17 – 23.

*	Calculated as Income (loss) from continuing operations / Total net sales and revenue.

General Motors Corporation

Summary Corporate Financial Results

(Unaudited)

	Fourth Quarter		Year to Date
	2008	2007	2008	2007
	(Millions)
GM common stock average shares outstanding:
Reported (GAAP):
Basic shares	611	566	579	566
Diluted shares	611	566	579	566
Adjusted (Non-GAAP):
Basic shares	611	566	579	566
Diluted shares	611	567	579	566

Cash dividends per share of common stock	$—	$0.25	$0.50	$1.00

			(Billions)
Automotive cash & marketable securities and readily-available assets in VEBA at December 31:
Automotive cash & marketable securities			$14.0	$26.7

Readily-available assets in VEBA			—	0.6

Total automotive cash & marketable securities and readily-available assets in VEBA			$14.0	$27.3

	(Millions)
Automotive Operations:
Depreciation and impairment	$2,109	$1,212	$5,689	$4,937
Amortization and impairment of special tools	1,145	916	3,493	3,243
Amortization and impairment of intangible assets	632	23	693	74

Total	$3,886	$2,151	$9,875	$8,254

General Motors Corporation

Summary Corporate Financial Results

(Dollars in millions)

(Unaudited)

Fourth Quarter

2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Net sales and revenue:
GMNA	$19,280	$28,121	$—	$—	$19,280	$28,121
GME	6,418	10,710	—	—	6,418	10,710
GMLAAM	4,707	6,040	—	—	4,707	6,040
GMAP	2,608	5,342	—	—	2,608	5,342
Auto Elimination (a)	(2,401)	(3,695)	—	—	(2,401)	(3,695)

Total GMA	30,612	46,518	—	—	30,612	46,518
Corporate & Other	—	—	—	—	—	—

Total Auto & Other	30,612	46,518	—	—	30,612	46,518

GMAC	—	—	—	—	—	—
Other Financing	166	286	—	—	166	286

Total Financing	166	286	—	—	166	286

Total	$30,778	$46,804	$—	$—	$30,778	$46,804

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(3,390)	$(1,221)	$1,323	$192	$(2,067)	$(1,029)
GME	(1,938)	(449)	986	230	(952)	(219)
GMLAAM	(171)	424	27	—	(144)	424
GMAP	(921)	13	38	—	(883)	13
Auto Elimination (a)	103	(24)	—	—	103	(24)

Total GMA	(6,317)	(1,257)	2,374	422	(3,943)	(835)
Corporate & Other (a)	(1,086)	(1,652)	770	1,168	(316)	(484)

Total Auto & Other	(7,403)	(2,909)	3,144	1,590	(4,259)	(1,319)

GMAC	(1,406)	(394)	(533)	—	(1,939)	(394)
Other Financing (a)	18	94	—	—	18	94

Total Financing	(1,388)	(300)	(533)	—	(1,921)	(300)

Total	$(8,791)	$(3,209)	$2,611	$1,590	$(6,180)	$(1,619)

See footnotes on page 26.

General Motors Corporation

Summary Corporate Financial Results

(Dollars in millions)

(Unaudited)

Fourth Quarter

2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Equity income (loss), net of tax:
GMNA	$(153)	$(28)	$119	$—	$(34)	$(28)
GME	9	14	—	—	9	14
GMLAAM	(1)	8	—	—	(1)	8
GMAP	20	90	—	—	20	90
Auto Elimination	—	—	—	—	—	—

Total GMA	(125)	84	119	—	(6)	84
Corporate & Other	1	—	—	—	1	—

Total Auto & Other	(124)	84	119	—	(5)	84

GMAC	—	—	—	—	—	—
Other Financing	—	—	—	—	—	—

Total Financing	—	—	—	—	—	—

Total	$(124)	$84	$119	$—	$(5)	$84

Minority interests, net of tax:
GMNA	$20	$(3)	$(20)	$—	$—	$(3)
GME	39	(10)	(52)	—	(13)	(10)
GMLAAM	(9)	(8)	—	—	(9)	(8)
GMAP	(16)	(31)	—	—	(16)	(31)
Auto Elimination	—	—	—	—	—	—

Total GMA	34	(52)	(72)	—	(38)	(52)
Corporate & Other	1	11	—	—	1	11

Total Auto & Other	35	(41)	(72)	—	(37)	(41)

GMAC	—	—	—	—	—	—
Other Financing	21	(4)	(13)	—	8	(4)

Total Financing	21	(4)	(13)	—	8	(4)

Total	$56	$(45)	$(85)	$—	$(29)	$(45)

See footnotes on page 26.

General Motors Corporation

Summary Corporate Financial Results

(Dollars in millions)

(Unaudited)

Fourth Quarter

2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Pre-tax earnings (loss): *
GMNA	$(3,523)	$(1,252)	$1,422	$192	$(2,101)	$(1,060)
GME	(1,890)	(445)	934	230	(956)	(215)
GMLAAM	(181)	424	27	—	(154)	424
GMAP	(917)	72	38	—	(879)	72
Auto Elimination (a)	103	(24)	—	—	103	(24)

Total GMA	(6,408)	(1,225)	2,421	422	(3,987)	(803)
Corporate & Other (a)	(1,084)	(1,641)	770	1,168	(314)	(473)

Total Auto & Other	(7,492)	(2,866)	3,191	1,590	(4,301)	(1,276)

GMAC	(1,406)	(394)	(533)	—	(1,939)	(394)
Other Financing (a)	39	90	(13)	—	26	90

Total Financing	(1,367)	(304)	(546)	—	(1,913)	(304)

Total	$(8,859)	$(3,170)	$2,645	$1,590	$(6,214)	$(1,580)

Income tax (expense) benefit:
Corporate & Other	$(700)	$1,553	$1,037	$(17)	$337	$1,536
Other Financing (a)	(37)	90	19	—	(18)	90

Total	$(737)	$1,643	$1,056	$(17)	$319	$1,626

See footnotes on page 26.

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation

Summary Corporate Financial Results

(Dollars in millions)

(Unaudited)

Year to Date

2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Net sales and revenue:
GMNA	$86,187	$112,448	$—	$—	$86,187	$112,448
GME	34,388	37,478	—	—	34,388	37,478
GMLAAM	20,260	18,894	—	—	20,260	18,894
GMAP	17,828	20,317	—	—	17,828	20,317
Auto Elimination (a)	(10,931)	(11,543)	—	—	(10,931)	(11,543)

Total GMA	147,732	177,594	—	—	147,732	177,594
Corporate & Other	—	—	—	—	—	—

Total Auto & Other	147,732	177,594	—	—	147,732	177,594

GMAC	—	—	—	—	—	—
Other Financing	1,247	2,390	—	—	1,247	2,390

Total Financing	1,247	2,390	—	—	1,247	2,390

Total	$148,979	$179,984	$—	$—	$148,979	$179,984

Income (loss) from continuing operations before income taxes, other equity income and minority interests:
GMNA	$(13,903)	$(3,290)	$4,535	$1,779	$(9,368)	$(1,511)
GME	(2,876)	(541)	1,217	579	(1,659)	38
GMLAAM	1,306	1,349	27	—	1,333	1,349
GMAP	(1,193)	557	136	63	(1,057)	620
Auto Elimination (a)	34	(59)	—	—	34	(59)

Total GMA	(16,632)	(1,984)	5,915	2,421	(10,717)	437
Corporate & Other (a)	(5,745)	(3,619)	4,171	2,344	(1,574)	(1,275)

Total Auto & Other	(22,377)	(5,603)	10,086	4,765	(12,291)	(838)

GMAC	(7,161)	(1,147)	2,504	—	(4,657)	(1,147)
Other Financing (a)	150	497	—	—	150	497

Total Financing	(7,011)	(650)	2,504	—	(4,507)	(650)

Total	$(29,388)	$(6,253)	$12,590	$4,765	$(16,798)	$(1,488)

See footnotes on page 26.

General Motors Corporation

Summary Corporate Financial Results

(Dollars in millions)

(Unaudited)

Year to Date

2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Equity income (loss), net of tax:
GMNA	$(201)	$22	$119	$—	$(82)	$22
GME	56	44	—	—	56	44
GMLAAM	21	31	—	—	21	31
GMAP	308	425	—	—	308	425
Auto Elimination	—	—	—	—	—	—

Total GMA	184	522	119	—	303	522
Corporate & Other	2	2	—	—	2	2

Total Auto & Other	186	524	119	—	305	524

GMAC	—	—	—	—	—	—
Other Financing	—	—	—	—	—	—

Total Financing	—	—	—	—	—	—

Total	$186	$524	$119	$—	$305	$524

Minority interests, net of tax:
GMNA	$28	$(46)	$(20)	$—	$8	$(46)
GME	22	(27)	(52)	—	(30)	(27)
GMLAAM	(32)	(32)	—	—	(32)	(32)
GMAP	85	(301)	—	—	85	(301)
Auto Elimination	—	—	—	—	—	—

Total GMA	103	(406)	(72)	—	31	(406)
Corporate & Other	1	12	—	—	1	12

Total Auto & Other	104	(394)	(72)	—	32	(394)

GMAC	—	—	—	—	—	—
Other Financing	4	(12)	(13)	—	(9)	(12)

Total Financing	4	(12)	(13)	—	(9)	(12)

Total	$108	$(406)	$(85)	$—	$23	$(406)

See footnotes on page 26.

General Motors Corporation

Summary Corporate Financial Results

(Dollars in millions)

(Unaudited)

Year to Date

2008 and 2007

	Reported		Special Items		Adjusted
	2008	2007	2008	2007	2008	2007
Pre-tax earnings (loss): *
GMNA	$(14,076)	$(3,314)	$4,634	$1,779	$(9,442)	$(1,535)
GME	(2,798)	(524)	1,165	579	(1,633)	55
GMLAAM	1,295	1,348	27	—	1,322	1,348
GMAP	(800)	681	136	63	(664)	744
Auto Elimination (a)	34	(59)	—	—	34	(59)

Total GMA	(16,345)	(1,868)	5,962	2,421	(10,383)	553
Corporate & Other (a)	(5,742)	(3,605)	4,171	2,344	(1,571)	(1,261)

Total Auto & Other	(22,087)	(5,473)	10,133	4,765	(11,954)	(708)

GMAC	(7,161)	(1,147)	2,504	—	(4,657)	(1,147)
Other Financing (a)	154	485	(13)	—	141	485

Total Financing	(7,007)	(662)	2,491	—	(4,516)	(662)

Total	$(29,094)	$(6,135)	$12,624	$4,765	$(16,470)	$(1,370)

Income tax (expense) benefit:
Corporate & Other	$(2,458)	$(37,129)	$1,431	$38,130	$(1,027)	$1,001
Other Financing (a)	692	(33)	19	123	711	90

Total	$(1,766)	$(37,162)	$1,450	$38,253	$(316)	$1,091

See footnotes on page 26.

*	Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.

General Motors Corporation

Summary Corporate Financial Results

(Dollars in billions)

(Unaudited)

	Fourth Quarter		Year to Date
	2008	2007	2008	2007
Automotive & Other Adjusted Operating Cash Flow:
Total Auto & Other pre-tax earnings (loss)*	$(7.5)	$(2.9)	$(22.1)	$(5.5)
Depreciation, amortization and impairments	3.9	2.2	9.9	8.3
Capital expenditures	(2.0)	(2.6)	(7.5)	(7.5)
Change in receivables, payables and inventory	0.6	0.4	(3.5)	(0.5)
OPEB expense (net of payments)	(1.1)	(0.3)	(5.9)	(1.4)
Pension expense (net of payments)	0.8	—	3.8	0.9
VEBA	—	—	—	(1.0)
Accrued expenses and other	0.1	1.9	6.1	4.3

Total Auto & Other Adjusted Operating Cash Flow	$(5.2)	$(1.3)	$(19.2)	$(2.4)

* Defined here as Income (loss) from continuing operations before income taxes and after equity income and minority interests.

	Fourth Quarter		Year to Date
	2008	2007	2008	2007
GAAP to Auto & Other Adjusted Operating Cash Flow:
Net cash provided by operating activities (GAAP)**	$(2.8)	$3.4	$(13.3)	$5.4
Capital expenditures	(2.0)	(2.6)	(7.5)	(7.5)
VEBA withdrawals	(0.8)	(2.7)	(1.4)	(2.7)
Restructuring costs	0.2	0.4	1.2	1.4
Delphi restructuring costs	0.2	—	1.4	0.3
Other	—	0.2	0.4	0.7

Total Auto & Other Adjusted Operating Cash Flow	$(5.2)	$(1.3)	$(19.2)	$(2.4)

**	Operating cash flow from continuing operations.

General Motors Corporation

Operating Statistics

(Unaudited)

	Fourth Quarter		Year to Date
	2008	2007	2008	2007
	(Units in thousands)
Worldwide Production Volume:
GMNA – Cars	365	358	1,543	1,526
GMNA – Trucks	450	684	1,906	2,741

Total GMNA	815	1,042	3,449	4,267
GME	214	457	1,550	1,828
GMLAAM	166	253	961	960
GMAP *	453	627	2,184	2,231

Total Worldwide **	1,648	2,380	8,144	9,286

Vehicle Unit Deliveries:
Chevrolet – Cars	132	162	715	757
Chevrolet – Trucks	209	355	1,086	1,509
Pontiac	42	81	267	358
GMC	71	125	377	506
Buick	24	42	137	186
Saturn	29	52	188	240
Cadillac	32	60	161	215
Other	9	20	49	96

Total United States	547	897	2,981	3,867
Canada, Mexico and Other	127	157	583	649

Total GMNA	675	1,054	3,564	4,516
GME	420	529	2,041	2,182
GMLAAM	266	341	1,276	1,236
GMAP *	341	382	1,475	1,436

Total Worldwide **	1,703	2,306	8,356	9,370

*	Under a contractual agreement with SGMW we also report Wuling China vehicle sales as part of our global market share. Wuling China vehicle fourth quarter sales included in our global vehicle sales and market share data was Worldwide Production Volume of 152,000 vehicles and 163,000 vehicles and Vehicle Unit Deliveries of 149,020 vehicles and 132,047 vehicles in 2008 and 2007, respectively. Year to date Wuling China sales included in our global vehicle sales and market share data was Worldwide Production Volume of 646,000 vehicles and 555,000 vehicles and Vehicle Unit Deliveries of 606,000 vehicles and 516,000 vehicles in 2008 and 2007, respectively. Consistent with industry practice, vehicle sales information includes estimates of industry sales in certain countries where public reporting is not legally required or otherwise available on a consistent basis.
**	Totals may include rounding differences.

General Motors Corporation

Operating Statistics

(Unaudited)

	Fourth Quarter		Year to Date
	2008	2007	2008	2007
	(Units in thousands)
Market Share:
United States – Cars	18.2%	19.0%	18.6%	19.7%
United States – Trucks	24.6%	26.6%	25.6%	26.7%
Total United States	21.6%	23.2%	22.1%	23.5%
Total GMNA	21.0%	22.7%	21.5%	23.1%
Total GME	9.1%	9.2%	9.3%	9.4%
Total GMLAAM	16.2%	17.3%	17.1%	17.0%
Total GMAP *	7.2%	7.3%	7.0%	6.9%
Total Worldwide	12.0%	13.1%	12.4%	13.3%

U.S. Retail/Fleet Mix (selling day adjusted):
% Fleet Sales – Cars	45.6%	31.2%	34.8%	34.9%
% Fleet Sales – Trucks	23.2%	19.6%	22.4%	20.5%
Total Vehicles	32.2%	23.9%	27.6%	26.1%

GMNA Capacity Utilization ***	72.1%	86.2%	74.7%	88.5%

***	Two shift rated, annualized.

General Motors Corporation

Operating Statistics

(Unaudited)

	Fourth Quarter		Year to Date
	2008	2007	2008	2007
GMAC’s share of GM retail sales (U.S. only)
Total consumer volume (retail and lease) as % of retail	5%	43%	33%	45%
SmartLease/SmartBuy as % of retail	0%	13%	11%	17%

			(Thousands)
Worldwide Employment at December 31:
United States – Hourly			62	78
United States – Salaried			29	32

Total United States			91	110
Canada, Mexico and Other			25	29

GMNA			116	139
GME			55	57
GMLAAM			35	34
GMAP			35	34
Other			2	2

Total GM			243	266

	(Billions)
Worldwide Payroll	$3.8	$4.6	$16.8	$18.0

Footnotes:

(a)	Auto Eliminations, Corporate & Other and Other Financing include inter-company eliminations.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2008	2007
Net sales and revenue
Automotive sales	$30,612	$46,518
Financial services and insurance revenue	166	286

Total net sales and revenue	30,778	46,804

Costs and expenses
Automotive cost of sales	33,092	43,805
Selling, general and administrative expense	3,549	4,207
Financial services and insurance expense	202	301
Other expenses	1,271	1,174

Total costs and expenses	38,114	49,487

Operating loss	(7,336)	(2,683)
Equity in loss of GMAC LLC (Note 9)	(1,406)	(371)
Automotive and other interest expense	(308)	(664)
Automotive interest income and other non-operating income, net	259	509

Loss from continuing operations before income taxes, equity income and minority interests	(8,791)	(3,209)
Income tax expense (benefit)	737	(1,643)
Equity income (loss), net of tax	(124)	84
Minority interests, net of tax	56	(45)

Loss from continuing operations	(9,596)	(1,527)
Discontinued operations (Note 4)
Income from discontinued operations, net of tax	—	—
Gain on sale of discontinued operations, net of tax	—	805

Income from discontinued operations	—	805

Net loss	$(9,596)	$(722)

Earnings (loss) per share, basic and diluted
Continuing operations	$(15.71)	$(2.70)
Discontinued operations	—	1.42

Net loss per share basic and diluted	$(15.71)	$(1.28)

Weighted-average common shares outstanding, basic and diluted (millions)	611	566

Cash dividends per share	$—	$0.25

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Years Ended December 31,
	2008	2007	2006
Net sales and revenue
Automotive sales	$147,732	$177,594	$170,651
Financial services and insurance revenue	1,247	2,390	33,816

Total net sales and revenue	148,979	179,984	204,467

Costs and expenses
Automotive cost of sales	149,311	165,573	163,214
Selling, general and administrative expense	14,253	14,412	13,650
Financial services and insurance expense	1,292	2,209	29,188
Other expenses	5,407	2,099	4,238

Total costs and expenses	170,263	184,293	210,290

Operating loss	(21,284)	(4,309)	(5,823)
Equity in loss of GMAC LLC (Note 9)	(6,183)	(1,245)	(5)
Automotive and other interest expense	(2,345)	(2,983)	(2,642)
Automotive interest income and other non-operating income, net	424	2,284	2,812

Loss from continuing operations before income taxes, equity income and minority interests	(29,388)	(6,253)	(5,658)
Income tax expense (benefit)	1,766	37,162	(3,046)
Equity income, net of tax	186	524	513
Minority interests, net of tax	108	(406)	(324)

Loss from continuing operations	(30,860)	(43,297)	(2,423)
Discontinued operations (Note 4)
Income from discontinued operations, net of tax	—	256	445
Gain on sale of discontinued operations, net of tax	—	4,309	—

Income from discontinued operations	—	4,565	445

Net loss	$(30,860)	$(38,732)	$(1,978)

Earnings (loss) per share, basic and diluted
Continuing operations	$(53.32)	$(76.52)	$(4.29)
Discontinued operations	—	8.07	0.79

Net loss per share basic and diluted	$(53.32)	$(68.45)	$(3.50)

Weighted-average common shares outstanding, basic and diluted (millions)	579	566	566

Cash dividends per share	$0.50	$1.00	$1.00

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$13,953	$24,549
Marketable securities	13	2,139

Total cash and marketable securities	13,966	26,688
Accounts and notes receivable, net	7,711	9,659
Inventories	13,042	14,939
Equipment on operating leases, net	3,363	5,283
Other current assets and deferred income taxes	3,142	3,566

Total current assets	41,224	60,135
Financing and Insurance Operations Assets
Cash and cash equivalents	100	268
Investments in securities	128	215
Equipment on operating leases, net	2,221	6,712
Equity in net assets of GMAC LLC	491	7,079
Other assets	1,567	2,715

Total Financing and Insurance Operations assets	4,507	16,989
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	1,655	1,919
Property, net	39,656	43,017
Goodwill and intangible assets, net	265	1,066
Deferred income taxes	98	2,116
Prepaid pension	109	20,175
Other assets	3,533	3,466

Total non-current assets	45,316	71,759

Total assets	$91,047	$148,883

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable (principally trade)	$22,236	$29,439
Short-term borrowings and current portion of long-term debt	15,754	6,047
Accrued expenses	35,921	34,024

Total current liabilities	73,911	69,510
Financing and Insurance Operations Liabilities
Accounts payable	23	30
Debt	1,192	4,908
Other liabilities and deferred income taxes	607	875

Total Financing and Insurance Operations liabilities	1,822	5,813
Non-Current Liabilities
Long-term debt	29,594	33,384
Postretirement benefits other than pensions	28,919	47,375
Pensions	25,178	11,381
Other liabilities and deferred income taxes	16,963	16,900

Total non-current liabilities	100,654	109,040

Total liabilities	176,387	184,363
Commitments and contingencies (Note 18) Minority interests	814	1,614
Stockholders’ Deficit
Preferred stock, no par value, authorized 6,000,000, no shares issued and outstanding	—	—
Preference stock, $0.10 par value, authorized 100,000,000 shares, no shares issued and outstanding	—	—
$1 2/3 par value common stock (2,000,000,000 shares authorized, 800,937,541 and 610,483,231 shares issued and outstanding at December 31, 2008, respectively, and 756,637,541 and 566,059,249 shares issued and outstanding at December 31, 2007, respectively)	1,017	943
Capital surplus (principally additional paid-in capital)	15,755	15,319
Accumulated deficit	(70,610)	(39,392)
Accumulated other comprehensive loss	(32,316)	(13,964)

Total stockholders’ deficit	(86,154)	(37,094)

Total liabilities, minority interests, and stockholders’ deficit	$91,047	$148,883